Exhibit 3-A
CERTIFICATE OF DESIGNATION

SERIES D CONVERTIBLE PREFERRED STOCK
($.0001 Par Value)
of

SEAWAY VALLEY CAPITAL CORPORATION

Pursuant to Section 151 of the General Corporation Law
________________________________________

Seaway Valley Capital Corporation, a corporation organized and existing under the law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (“Certificate of Incorporation”), the Board of Directors of the Corporation by resolution adopted by written consent in lieu of meeting dated April 1, 2008, adopted the following resolution creating a series of 1,250,000 shares of Preferred Stock, $.0001 par value per share, designated as Series D Convertible Preferred Stock:

Section 1.  Designation and Amount. The shares of such series shall be designated as "Series D Convertible Preferred Stock" and the number of shares constituting such series shall be 1,250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

(A) Ordinary Dividends.  In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series D Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series D Convertible Preferred Stock could be converted on the record date for the dividend.

(B) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series D Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, after satisfaction of any preferential distribution due to the holders of the Series A, Series B or Series C preferred stock, but before any amount shall be paid to the holders of common stock, the sum of Five Dollars ($5.00) per share (the “Liquidation Preference Per Share”), after which the holders of Series D Convertible Preferred Stock shall have no share in the distribution.

Section 3.  Voting Rights. The holders of shares of Series D Convertible Preferred Stock shall have the following voting rights:  Each share of Series D Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series D Convertible Preferred Stock are convertible on the record date for the stockholder action, as determined under Section 7 hereof.

Section 4.  Reacquired Shares. Any shares of Series D Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Voting on Amendment. The Certificate of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted that in any manner would materially alter or change the powers, preferences or special rights of the Series D Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series D Convertible Preferred Stock, voting together as a single class.

Section 6. No Impairment. The Corporation will not, by amendment of its Certificate of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be  necessary  or  appropriate  in  order  to protect  the Conversion Rights of the holder of the Series D Convertible Preferred Stock  against impairment.

Section 7. Conversion. Subject to and in compliance with the provisions of this Section 7, any shares of Series D Convertible Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”).  The number of shares of Common Stock to which a holder of Series D Convertible Preferred Stock shall be entitled upon a Conversion shall equal the quotient obtained by dividing (a) the aggregate Liquidation Preference Per Share of the shares of Series D Convertible Preferred Stock being converted by (b) the Conversion Rate.  The Conversion Rate shall equal eighty-five percent (85%) of the average of the Closing Prices on five (5) Trading Days immediately preceding the Conversion Date.  For this purpose, “Closing Price” shall mean the last sale price reported on the OTC Bulletin Board (or the closing high bid price, if the Common Stock ceases to be quoted on the OTC Bulletin Board).  For this purpose, “Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.  By way of example:  if on October 16, 2008 the Holder gives to the Corporation a Conversion Notice with respect to 200 shares of Series D Convertible Preferred Stock, and the last sale prices on October 8,9,10,14 and 15 are $.20, $.22, $.18, $.26 and $.24 respectively, then the Conversion Rate will be $.187, and the number of shares of common stock issuable to the Holder will be 1000 (i.e. 200 x 5) divided by 0.187, or 5,375.

7.1           Conversion Notice. The Holder of a share of Series D Convertible Preferred Stock may exercise his conversion right by giving a written conversion notice (the “Conversion Notice”) (x) by facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Corporation’s legal counsel, as designated by the Corporation from time to time.  If such conversion will result in the conversion of all of such Holder’s Series D Convertible Preferred Stock, the Holder shall also surrender the certificate for the Series D Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

7.2           Issuance of Certificates; Time Conversion Effected.    Promptly, but in no event more than five (5) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 7.1 and surrender of the Series D Convertible Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series D Convertible Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation.  Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified in such Conversion Notice, which must be during the calendar day of such notice.  The rights of the Holder of the Series D Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date.  Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

7.3           Fractional Shares.  The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series D Convertible Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

7.4.           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change."  Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of this Series D Convertible Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had this Series D Convertible Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions).  In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder’s rights and interests to insure that the provisions of this Section 7.4 will thereafter be applicable to the Series D Convertible Preferred Stock.  The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than sixty-six and two-thirds percent (66-2/3%) of Series D Convertible Preferred Stock then outstanding), the obligation to deliver to each holder of Series D Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

Section 8. Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any  class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other  distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of  the Corporation, or  any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series D Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such  dividend or distribution and a description of such dividend or distribution,  (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other  securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 9.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day,  (iii) three (3) days after having been sent by regular mail, postage prepaid,  or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery,  with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 1st day of April, 2008.

SEAWAY VALLEY CAPITAL CORPORATION

/s/ Thomas W. Scozzafava
Thomas W. Scozzafava
Chief Executive Officer

Exhibit A
NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES D CONVERTIBLE PREFERRED STOCK dated April 1, 2008 (the "Certificate of Designation"), of SEAWAY VALLEY CAPITAL CORPORATION, a Delaware corporation (the "Corporation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.0001 per share (the "Preferred Shares") indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

__________________________________

Facsimile Number:__________________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________